SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is entered into as of March 5, 2013, by and between SI Financial Group, Inc. (“SI”), a Maryland corporation,  Newport Bancorp, Inc. (“NB”), a Maryland corporation, Newport Federal Savings Bank, (the “Bank”), a wholly-owned subsidiary of NB, and Kevin M. McCarthy (the “Executive”).

WHEREAS, the Executive is a party to separate employment agreements with each of NB and the Bank, each dated as of December 11, 2008 (the “Employment Agreements”); and

WHEREAS, SI and NB have entered into an Agreement and Plan of Merger dated as of March 5, 2013 (the “Merger Agreement”), pursuant to which NB will be merged into SI (the “Merger”); and

WHEREAS, the parties wish to enter to an agreement relating to the termination of the Employment Agreements as of the closing date of the Merger (the “Closing Date”), and to provide that, in lieu of any payment or benefits due under the Employment Agreements in connection with the Executive’s termination of employment, the Executive shall be entitled to the benefits set forth in this Settlement Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Settlement Agreement, SI, NB, the Bank and the Executive hereby agree as follows:

Section 1.                          Termination of the Employment Agreements and Amended and Restated Supplemental Executive Retirement Plan.

The Executive, SI, NB, and the Bank hereby agree that the Employment Agreements shall be terminated without any further action of any parties hereto, effective as of the Closing Date.  The Executive shall, in lieu of any payment or benefits under the Employment Agreements and in lieu of any payment or benefit under Section 4.02 of the Bank’s Amended and Restated Supplemental Executive Retirement Plan, dated as of January 1, 2008 (the “Supplemental ESOP benefit”), be entitled to the payment set forth in Section 2 of this Settlement Agreement.  This Settlement Agreement shall not affect the benefits and payments under the Supplemental Executive Retirement Agreement by and between the Bank and the Executive, dated March 31, 2007, as amended December 11, 2008 and August 18, 2011 (as amended, the “SERP”) nor the life insurance benefits available to Executive under the Executive Split Dollar Life Insurance Agreement between the Bank and Executive dated May 22, 2003 (“Split Dollar Agreement”).

Section 2.                        Settlement Benefits.

(a)            Severance Payment(s).  SI, or if directed by SI, NB, hereby agrees to pay Executive $1,034,659, in cash, or in lieu of a portion thereof, provide Executive with one or more of the life insurance and non-taxable medical and dental insurance benefits of Executive’s choice provided under Section 12.b of the Employment Agreement in the event of a termination following a Change in Control (the “Payment(s)”), so long as the aggregate present value of such payments do not result in an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).  The cash portion of the Payment(s) to Executive payable under the Employment Agreements shall be referred to herein as the “Cash Payment.”  Such Payment(s) shall be in full satisfaction of all obligations to Executive under the Employment Agreements.  Executive shall elect, no later than seven (7) days prior to the Effective Time (as defined in the Merger Agreement) whether to receive the entire Payment as the Cash Payment or partially in the form of the Cash Payment and partially in the form of one or both of the other amounts or benefits set forth above.  The Cash Payment shall be payable to the Executive on the Closing Date, subject to applicable withholding taxes; provided, however, that, if (i) the Closing Date is scheduled to occur after December 31, 2013 and (ii) it is determined that the Cash Payment, either alone or together with other Payment(s) and benefits paid or made available to the Executive by SI, NB or the Bank, results in an “excess parachute payment”, then the Cash Payment shall be reduced by the minimum amount necessary to result in no portion of the aggregate payments and benefits (including the Cash Payment) constituting an excess parachute payment.  The determination of whether an excess parachute payment exists shall be based upon the opinion of SI’s independent tax counsel obtained at SI’s expense and delivered to the Executive not later than five (5) business days prior to the anticipated Closing Date.  Such opinion shall be binding on the parties to this Settlement Agreement.

(b)            Payment Exempt from Section 409A.  The Cash Payment is intended to be exempt from Section 409A of the Code under the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4).

(c)             Tax Indemnification.  If any payments or benefits made or provided to the Executive under this Settlement Agreement or under any plan, program, or other arrangement of SI, NB, the Bank or any affiliated entity, either separately or in the aggregate with such other payments and benefits results in the Executive being subject to the excise tax under Section 4999 of the Code, or any successor or similar provision), then SI shall pay to the Executive an additional amount of cash (the “Additional Amount”) such that the net amount of all payments and benefits received by the Executive under this Agreement or under any other plan, program or other arrangement of the Employer or any affiliated entity after paying all applicable taxes thereon (including penalties and interest), including on such Additional Amount, shall be equal to the net after-tax amount of payments and benefits that Executive would have received if Section 4999 were not applicable.  Any payment to Executive pursuant to this subsection shall be made no later than ninety (90) days after the date on which Executive remits any excise tax to the required taxing authority.

Section 3.                        Acknowledgement.

The Executive hereby acknowledges and agrees that the Cash Payment, when paid on the Closing Date, and the other Payment(s) that the Executive may elect in lieu of a portion of the Cash Payment, is in full satisfaction of all obligations of SI, NB, and the Bank to the Executive under the Employment Agreements, the Supplemental ESOP benefit and this Settlement Agreement (other than with respect to any amount payable under Section 2(c).  Provided, however, this Settlement Agreement does not affect or settle the obligations of SI, NB or the Bank or in any manner affect Executive’s rights to his vested benefits under the SERP, the Split Dollar Agreement, any and all tax-qualified plans maintained by the Bank in which Executive was a participant, any equity award plans under which Executive has outstanding equity awards, any other plans or benefits that are not specifically set forth herein or under the Noncompetition Agreement of even date herewith between SI and the Executive.

Section 4.                        Miscellaneous.

(a)               Successors.  The terms of this Settlement Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(b)               Final Agreement.  This Settlement Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Settlement Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.  The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review the Settlement Agreement with legal counsel of the Executive’s own choosing, knows and understands this Settlement Agreement contents, and freely and independently signs this Settlement Agreement.  No inducements, representations, or agreements have been made or relied upon to make this Settlement Agreement except as stated in this Settlement Agreement.

(c)             Governing Law.  The validity, interpretation, construction and performance of this Settlement Agreement shall be governed by the laws of Connecticut without regard to principles of conflicts of laws thereof.

(d)               Statutory Changes.  All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

(e)               Validity.  The invalidity or unenforceability of any provision of this Settlement Agreement shall not affect the validity or enforceability of any other provision of this Settlement Agreement, which shall remain in full force and effect.

(f)               No Assignment of Benefits.  Except as otherwise provided herein or by law, no right or interest of the Executive under the Settlement Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(g)             Counterparts. This Settlement Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 5.                       Effectiveness.

This Settlement Agreement shall be effective as of the date first written above.  In the event the Merger Agreement is terminated for any reason, this Settlement Agreement shall be deemed null and void.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Settlement Agreement as of the day and year first written above.

SI FINANCIAL GROUP, INC.

By: /s/ Rheo A. Brouillard

NEWPORT BANCORP, INC.

By: /s/ Nino Moscardi

NEWPORT FEDERAL SAVINGS BANK

By: /s/ Nino Moscardi

/s/ Kevin M. McCarthy
                         Kevin M. McCarthy